Exhibit 4.11

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the end of the period covered by the Annual Report on Form 10-K of which this exhibit forms a part, the only class of securities of Rexahn Pharmaceuticals, Inc. (“we,” “us” and “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), was our common stock, $.0001 par value per share.

COMMON STOCK

The following description of our common stock summarizes provisions of our amended and restated certificate of incorporation, as amended, our second amended and restated bylaws and the Delaware General Corporation Law. For a complete description, refer to our amended and restated certificate of incorporation and second amended and restated bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of the Delaware General Corporation Law.

Authorized Common Stock

We are authorized to issue 75,000,000 shares of common stock, $.0001 par value per share.

Rights of Common Stock

 Voting Rights; Dividends; Liquidation. Holders of our common stock are entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•	to receive dividends, as may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock; and

•
in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of outstanding shares of preferred stock, if any, to share ratably in the remainder of our assets.

Other Rights and Preferences.  The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption, or sinking fund rights. The common stock is not subject to future calls or assessments by us.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, rights of the shares of each such series and to fix the qualifications, limitations, and restrictions of each series, including, but not limited to, dividend rights, terms of redemption, conversion rights, voting rights, and sinking fund terms, any or all of which may be greater than the rights of common stock, and the number of shares constituting such series.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effect of Our Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and second amended and restated bylaws contain provisions that could make it more difficult to complete an acquisition of us by means of a tender offer, a proxy contest or otherwise or the removal and replacement of our incumbent officers and directors.

Removal of Directors; Board Vacancies; Board Size. Our amended and restated certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote of at least a majority of the voting power of the then outstanding voting stock. In addition, our amended and restated certificate of incorporation provides that any vacancy occurring on our board of directors may be filled by a majority of directors then in office, even if less than a quorum, unless the board of directors determines that such vacancy shall be filled by the stockholders. Finally, the authorized number of directors may be changed only by a resolution of the board of directors. This system of removing directors, filling vacancies and fixing the size of the board makes it more difficult for stockholders to replace a majority of the directors.

Special Stockholder Meetings. Our amended and restated certificate of incorporation and our second amended and restated bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of our board of directors or by the chairman of the board.

Stockholder Advance Notice Procedure. Our second amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The second amended and restated bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the tenth day following the day on which we first made public announcement of the date of meeting. The notice must include the following information:

•
as to director nominations, all information relating to each director nominee that is required by the rules of the Securities and Exchange Commission to be disclosed in solicitations of proxies, or is otherwise required by Regulation 14A of the Exchange Act;

•
as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be proposed, the reasons for conducting such business at the meeting and, if any, the stockholder’s material interest in the proposed business; and

•	the name and address of the stockholder who intends to make the nomination and the class and number of our shares beneficially owned of record;

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could have the effect of delaying, deferring, preventing or otherwise impeding any attempt to change control of us.

Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly traded Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Business Combinations with Interested Stockholders. Our amended and restated certificate of incorporation provides that certain “business combinations” with “interested stockholders” require approval by the holders of at least a majority of the voting power of our then outstanding shares of voting stock not beneficially owned by any interested stockholder or an affiliate or associate thereof. The foregoing restriction does not apply, however, if the transaction is either approved by a majority of our “continuing directors” or certain minimum price and procedural and other requirements are met. Generally, a “business combination” includes a merger, consolidation, liquidation, recapitalization or other similar transaction or a sale, lease, transfer or other disposition of assets or securities having an aggregate fair market value of $15 million or more. An “interested stockholder” generally means a beneficial owner of 20% or more of our voting stock, certain assignees of such beneficial owners and certain of our affiliates that within the preceding two years were the beneficial owner of 20% or more of our voting stock. A “continuing director” is defined as any member of our board who is not an affiliate or associate or representative of the interested stockholder and was a member of the board prior to the time the interested stockholder became such, and any successor of a continuing director who is unaffiliated with the interested stockholder and is recommended or elected by at least two-thirds of the continuing directors then on the board.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “OCUP”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc.